Exhibit 3.07

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of Corporation:
China Holdings, Inc.
2. The articles have been amended as follows (provide article numbers, if available):
Section 4.01 is hereby superceded and replaced as follows:  Section 4.01. Number and Class.  The Corporation is authorized to issue two classes of stock, common and preferred.  The total number of shares of authorized capital stock of the Corporation shall consist of the following:  Two Billion (2,000,000,000) shares of Common Stock, par value $0.001 and Twenty Million (20,000,000) shares of Preferred Stock, par value $0.001.

Notwithstanding the foregoing these Articles hereby vest the Board of Directors of the Corporation with such authority as may be necessary to prescribe such classes, series and numbers of each class or series of stock.  In addition, the Board is hereby vested with such authority as may be necessary to prescribe the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of Stock created.  All classes of stock may be issued from time to time with or without action by the stockholders.

3.    The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is :  More than 51% of the total issued outstanding common stock.

4. Effective date of filing (optional):	February 22, 2008
5. Officer Signature (Required):	X /s/ Julianna Lu, Chief Executive Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees. Nevada Secretary of State AM 78.385 Amend 2007 Revised on: 01/01/07